Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT

FOR EMPLOYEES AND DIRECTORS UNDER THE

CIRCOR INTERNATIONAL, INC.

Amended and Restated 1999 STOCK OPTION AND INCENTIVE PLAN

201X Award

Name of Awardee: PARTICIPANT NAME

No. of Restricted Stock Units: XXXX

Award Date: XXXX

Pursuant to the CIRCOR International, Inc. Amended and Restated 1999 Stock Option and Incentive Plan (the “Plan”), CIRCOR International, Inc. (the “Company”) the Awardee named above, who is an officer, director or employee of the Company or any of its Subsidiaries, an award (the “Award”) of Restricted Stock Units (“RSUs”) subject to the terms and conditions set forth herein and in the Plan.

1. Vesting Schedule. No portion of this Award may be received until such portion shall have vested. Except as otherwise set forth in this Agreement or in the Plan, the RSUs will vest over a three-year period on the following basis, subject to employment with the Company on each vesting date:

Number of Restricted Stock Units	Vesting Date
(XXX) one-third	Award Date + 1 year
(XXX) one-third	Award Date + 2 years
(XXX) one-third	Award Date + 3 years

In the event of a Covered Transaction as defined in Section 3(c) of the Plan, this Award shall become immediately vested whether or not this Award or any portion thereof is vested at such time.

2. Deferral of Award.

(a) Each vested RSU entitles Awardee to receive one share of the Company’s Common Stock (the “Stock”) on the later of (i) the vesting date for such RSU or (ii) the end of the deferral period specified by Awardee. Any deferral period must be expressed as a number of whole years, not less than three (3), beginning on the Award Date. Such deferral election shall be made within 30 days of the Award Date. This deferral period will apply only to deferral elections made on the specific Deferral Election Form. In addition, any such deferral must apply to receipt of all shares of Stock underlying the entire Award; for example, a deferral period of seven (7) years would result in Awardee receiving shares of Stock underlying the entire Award seven (7) years from the Award Date regardless of the fact that the RSUs may have vested at differing times. (If no deferral period is specified on the Deferral Election Form, Stock will be issued as soon as practicable upon vesting of the RSUs).

(b) Shares of Stock underlying the RSUs shall be issued and delivered to Awardee in accordance with paragraph (a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Awardee.

(c) Until such time as shares of Stock have been issued to Awardee pursuant to paragraph (b) above, and except as set forth in paragraph (d) below regarding dividends and dividend equivalents, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award including but not limited to voting rights.

(d) Until such time as RSUs have vested pursuant to the terms hereof, dividend equivalents shall be accrued with respect to each share of Stock underlying the RSUs such that, upon distribution of such RSUs, all dividend equivalents so accrued (without interest) shall be paid in cash to Awardee. In addition, with respect to RSUs which have vested but have not been converted into shares of Stock pursuant to a valid deferral election by Awardee, dividends on the shares of Stock underlying such RSUs shall be paid in cash to Awardee upon distribution of such RSUs.

3. Termination of Employment or Other Business Relationship. If Awardee’s employment by or other business relationship with the Company or a Subsidiary (as defined in the Plan) is terminated for any reason (whether with or without cause or due to death or disability of Awardee), Awardee’s right in any RSUs that are not vested shall automatically terminate upon the effective date of such termination of employment or other business relationship with the Company and its Subsidiaries and such RSUs shall be cancelled as provided within the terms of the Plan and shall be of no further force and effect. In the event of such termination, and except as otherwise set forth in Section 4 below regarding retirement, the Company, within 90 days following the effective date of termination shall issue shares of Stock to Awardee (or Awardee’s designated beneficiary or estate executor in the event of Awardee’s death) with respect to any RSUs which, as of the effective date of termination, have vested but for which shares of Stock had not yet been issued to Awardee (for example, due to a valid deferral election).

4. Retirement. In the event that Awardee’s employment with the Company has terminated due to Awardee’s early or normal retirement (as defined in the Company’s Defined Benefit Pension Plan), the provisions of paragraph 3 above shall apply except that Stock shall not be issued with respect to any vested RSUs for which valid deferral elections have been made until the deferral dates set forth in such deferral elections.

5. Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Awardee’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Awardee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Awardee becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided any earlier than the date that is the earlier of (A) six months and one day after the Awardee’s separation from service, or (B) the Awardee’s death.

6. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7. Transferability. This Agreement is personal to Awardee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Award is available, during Awardee’s lifetime, only to Awardee, and thereafter, only to Awardee’s designated beneficiary.

8. Tax Withholding. Awardee shall, not later than the date as of which the Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company is authorized to satisfy the minimum tax withholding obligation by withholding from shares of Stock to be issued a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum required tax withholding amount due.

9. Non-Compete/Non-Solicitation Agreement. Awardee is receiving the Award provided for herein in part because the Company has determined that Awardee is a key contributor to the continued success of the Company. As such, Awardee is privy to certain proprietary information which the Company considers to be competition sensitive. The Company, therefore, would be materially harmed were Awardee to leave the Company and perform services on behalf of a competitor or if the Awardee were to solicit (i) customers to do business with a competitor of the Company or (ii) employees of the Company to leave the Company and work for a competitor. Accordingly, in consideration of Awardee’s receipt of the Award, Awardee covenants and agrees that, for a period of two (2) years following the termination of Awardee’s affiliation with the Company (whether as an employee or non-employee director), Awardee shall not, anywhere in the world, own, manage, operate, join, control, promote, invest or participate in or be connected with in any capacity (either as an employee, employer, trustee, consultant, agent, principal, partner, corporate officer, director, creditor, owner or shareholder or in any other individual or representative capacity) with any business individual, partnership, firm, corporation or other entity which is engaged wholly or partly in the design, manufacture, development, distribution, marketing or sales of any products which compete with the Company’s then current lines of business for which Awardee, during the two year period immediately preceding termination of affiliation with the Company, had managerial responsibility or otherwise provided regular services. Awardee agrees that this provision is reasonable in view of the relevant market for the Company’s products and services and that any breach hereof would result in continuing and irreparable harm to the Company. The foregoing, however, shall not prevent Awardee from making passive investments in a competitive enterprise whose shares are publicly traded if such investment constitutes less than five percent (5%) of such enterprise’s outstanding capital stock. In addition, Awardee, for a period of two years following the termination of Awardee’s affiliation with the Company shall not directly or indirectly (1) induce, solicit, request or advise any Customers (as defined below) to patronize any business which competes with any business of the Company for which Awardee has had any management responsibility or otherwise provided regular services during his affiliation with Company; or (2) entice, solicit, request or advise any employee of the business of the Company for which Awardee has had management responsibility or otherwise provided regular services during his affiliation with Company to accept employment (or other affiliation) with any person, firm or business which competes with any such business of the Company. As used above, “Customers” means all customers of any business of the Company for which the Awardee had contact or management responsibility or otherwise provided regular services during the last two years of his affiliation with Company. Notwithstanding the provisions of this paragraph 9, if Awardee is an employee or resident of a state in which non-compete provisions of the type set forth in this paragraph 9 are not enforceable, then the non-compete provisions of this paragraph 9 shall not apply; the non-solicitation provisions of this paragraph 9, however, shall continue to apply. In addition, in the event that a court of competent jurisdiction determines that any of the restrictions set forth in this paragraph 9 are impermissible in scope and/or duration, Awardee and the Company intend that such court shall revise such scope and/or duration as the court deems reasonable rather than invalidating any such restrictions.

10. Effect of Employment Agreement. If Awardee is a party to an employment agreement with the Company and any provisions set forth in such employment agreement conflict with the provisions set forth in this Restricted Stock Unit Award Agreement, the provisions set forth in such employment agreement shall override such conflicting provisions set forth herein.

11. Miscellaneous.

(a) Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b) This Award does not confer upon Awardee any rights with respect to continuance of employment by the Company or any Subsidiary.

(c) Pursuant to Section 14 of the Plan, the Committee may at any time amend or cancel any outstanding portion of this Award, but no such action may be taken which adversely affects Awardee’s rights under this Agreement without Awardee’s consent.

CIRCOR INTERNATIONAL, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Date:
	Name:	PARTICIPANT

RESTRICTED STOCK UNIT AWARD AGREEMENT

DEFERRAL ELECTION FORM

201X

This Restricted Stock Unit (“RSU”) Award Agreement Deferral Election Form (“Deferral Election Form”) is entered into by and between CIRCOR International, Inc. (the “Company”) and Participant (“Participant”), who is an eligible employee of the Company or any of its subsidiaries in the CIRCOR International, Inc. Amended and Restated 1999 Stock Option and Incentive Plan (the “Plan”). The Plan provisions are incorporated herein by reference in their entirety and supersede any conflicting provisions contained in this Deferral Election Form. Neither this Deferral Election Form nor the Plan shall be construed as giving Participant any right to continue to be employed by or perform services for the Company or any subsidiary or affiliate thereof. This deferral election is effective for awards granted in 2010.

1. Deferral of Restricted Stock Units

Participant will be fully vested in each RSU three years after the date such RSU is awarded, provided that Participant has maintained employment with the Company for such three year period. The RSUs will vest over a three year period on the following basis:

Restricted Stock Units	Vesting Date

(XXX) one-third	Award Date + 1 year
(XXX) one-third	Award Date + 2 years
(XXX) one-third	Award Date + 3 years

Each vested RSU entitles Awardee to receive one share of the Company’s Common Stock (the “Stock”) on the later of (i) the vesting date for such RSU or (ii) the end of the deferral period specified by Awardee. Any deferral period must be expressed as a number of whole years, not less than Three (3), beginning on the Award Date. Such deferral election shall be made within 30 days of the Award Date. This deferral period will apply only to deferral elections made on the specific Deferral Election Form. In addition, any such deferral must apply to receipt of all shares of Stock underlying the entire Award; for example, a deferral period of seven (7) years would result in Awardee receiving shares of Stock underlying the entire Award seven (7) years from the Award Date regardless of the fact that the RSUs may have vested at differing times. (If no deferral period is specified on the Deferral Election Form, Stock will be issued as soon as practicable upon vesting of the RSUs).

☐	I wish to receive shares immediately upon vesting of each tranche.

☐	I wish to defer receipt of all shares until years (minimum of 3) after the Award Date.

2. Designation of Beneficiary (Optional)

Participant may designate one or more beneficiaries to receive payments or shares of Stock in the event of Participant’s death. Participant may designate his or her beneficiaries and the percentage of his or her interest in the Plan which Participant wishes such beneficiary to receive. If any beneficiary predeceases Participant, that beneficiary’s portion shall be paid to the surviving beneficiary (or to the surviving beneficiaries, if more than one, in proportion to their specified percentages). If no beneficiary survives participant, or if no beneficiary designation is in effect, Participant’s entire interest shall be paid to Participant’s estate.

NOTE: This beneficiary designation will apply to Participant’s entire interest in the Plan, revoking any prior beneficiary designation. However, if Participant leaves this section blank, Participant’s prior beneficiary designation (if any) will remain in effect. A Participant may change or revoke his or her beneficiary designation at any time by submitting the proper form to the Company.

Beneficiary:	Percentage:	%

Beneficiary:	Percentage:	%

3. Effective Date of Election

This Deferral Election Form must be received by the Company no later than XXXX, 201X, and will become irrevocable on such date. Participant may revise this Restricted Stock Unit Award Agreement with respect to the deferral period no later than such due date, by contacting the Vice President, Corporate Controller of the Company.

CIRCOR INTERNATIONAL, INC.	PARTICIPANT

By:	By:
Name:	Name:	Participant

Date:	Date: